Exhibit 5

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, NY 10019

telephone: (212) 408-5100

August 25, 2015

ORBCOMM Inc.

395 W. Passaic Street

Rochelle Park, New Jersey 07662

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by ORBCOMM Inc., a Delaware corporation (the “Company”), of the resale of 3,910,433 shares of common stock, par value $0.001 per share, of the Company (the “Selling Stockholder Shares”), by a selling stockholder described in the prospectus supplement dated August 19, 2015 (the “Prospectus Supplement”) filed by the Company with the Securities and Exchange Commission and the related prospectus dated April 14, 2015 (the “Base Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-203186) (the “Registration Statement”), we advise as follows:

As counsel for the Company, we are familiar with the Restated Certificate of Incorporation and Amended Bylaws of the Company and we have reviewed (i) the Registration Statement filed by the Company under the Act with respect to the Selling Stockholder Shares, (ii) the Base Prospectus, (iii) the Prospectus Supplement and (iv) the corporate proceedings taken by the Company in connection with the authorization of the Selling Stockholder Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein with respect to the laws of any jurisdiction other than, in each case subject to the limitations and assumptions contained herein, the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

New York | Washington, DC | Los Angeles | Mexico City | São Paulo | London | Moscow | Warsaw | Istanbul | Dubai | Johannesburg | Beijing

ORBCOMM Inc.	August 25, 2015

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date. The opinions herein are limited to the matters expressly set forth herein, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth herein.

We hereby consent to the filing of this opinion as an Exhibit to a Current Report on Form 8-K to be filed by the Company. We also hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Chadbourne & Parke LLP